Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Matador Resources Company:
We consent to the incorporation by reference in the registration statements (File Nos. 333-180641, 333-204868 and 333-231989) on Form S-8 of Matador Resources Company of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Matador Resources Company and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Matador Resources Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), and related amendments.

/s/ KPMG LLP
Dallas, Texas
February 26, 2021